Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-289063

ARES PRIVATE MARKETS FUND

Supplement dated December 23, 2025
to the Prospectus and Statement of Additional Information
for Class A Shares, Class D Shares and Class I Shares dated July 30, 2025

This supplement contains information that amends, supplements or modifies certain information contained in the Prospectus and Statement of Additional Information ("SAI") of Ares Private Markets Fund (the "Fund") dated July 30, 2025. This supplement is part of, and should be read in conjunction with, the Prospectus and SAI. The Prospectus and SAI have been filed with the U.S. Securities and Exchange Commission and are available free of charge at www.sec.gov or by calling 1-866-324-7348. Capitalized terms used in this supplement have the same meanings as in the Prospectus and SAI, as applicable, unless otherwise stated herein.

Effective immediately, the Prospectus and the SAI are updated to disclose an administrative consolidation regarding the Distributor.

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Update to Distributor

Effective January 2, 2026, Ares Wealth Management Solutions, LLC ("AWMS"), the current principal underwriter for the Fund's Shares, will be consolidated with and into Ares Management Capital Markets LLC ("AMCM") (the "Consolidation"), and AMCM will become the principal underwriter of the Fund's Shares. Like AWMS, AMCM is a broker dealer registered with the SEC, a member of FINRA and an indirect subsidiary of Ares. The consolidation of AMCM and AWMS is being executed in order to streamline processes and achieve greater efficiencies at Ares and is not reflective of a change in control or any other material change. This transition is not expected to have any impact on Shareholders. Accordingly, effective as of January 2, 2026, subject to the completion of the Consolidation, all references to "Ares Wealth Management Solutions, LLC" and the "Distributor" in the Prospectus and the SAI shall now be deemed to refer to "Ares Management Capital Markets LLC." The Distribution Agreement by and between the Fund and AWMS, form of Selected Dealer Agreement, and Distribution and Shareholder Servicing Plan will also be amended to reflect that, effective as of January 2, 2026, subject to the completion of the Consolidation, AMCM, rather than AWMS, will be the Distributor.

Effective January 2, 2026, subject to the completion of the Consolidation, the following address supersedes and replaces the principal business address of the Distributor set forth on the Prospectus cover page and under the section entitled "Plan of Distribution–Distributor" in the Prospectus:

The principal business address of the Distributor is 1200 17th Street, 29th Floor, Denver, CO 80202.

Please retain this supplement with your Prospectus and SAI.

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